                                                                    EXHIBIT 12.1
                CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES
        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands of dollars)

                                          For the Nine Months Ended          For the Six Months Ended
                                                 November 30,               February 29,    February 28,
                                            -----------------------        ------------    ------------
                                               1996        1995                 1996            1995
                                            ---------   -----------        ------------    ------------
Earnings: (a)
  Income before provision for income taxes    $37,818     $51,012             $ 6,703          $33,040
  Add fixed charges                            26,911      20,997              18,382           14,138
                                           ----------- ------------        ------------    ------------
    Earnings                                  $64,729     $72,009             $25,085          $47,178
                                           =========== ============         ===========     ===========

Fixed Charges:
  Interest on debt and capitalized leases     $25,468     $19,507             $17,298          $13,141
  Amortization of direct financing costs        1,174       1,238                 908              829
  Interest element of rentals                     269         252                 176              168
                                           ----------  ------------         -----------    ------------
    Total fixed charges                       $26,911     $20,997             $18,382          $14,138
                                           =========== ============         ===========     ===========

Ratio of Earnings to Fixed Charges                2.4         3.4                 1.4              3.3
                                           =========== ============         ===========     ===========


                                                       For the Years Ended August 31,
                                           --------------------------------------------------------
                                               1995       1994       1993       1992       1991
                                           ---------    -------    -------    --------   ----------
Earnings: (a)
  Income before provision for income taxes    $66,698    $18,924    $25,268    $17,884    $11,680
  Add fixed charges                            26,586     19,492      7,515      7,599      5,140
                                            ---------  ---------  ---------  ---------  -----------
    Earnings                                  $93,284    $38,416    $32,783    $25,483    $16,820
                                            ========== ========== ========== ========== ===========

Fixed Charges:
  Interest on debt and capitalized leases     $24,601    $18,056     $6,273     $6,510     $4,586
  Amortization of direct financing costs        1,650      1,171        628        602        109
  Interest element of rentals                     335        265        614        487        445
                                            ---------  ---------  ---------  ---------  -----------
    Total fixed charges                       $26,586    $19,492     $7,515     $7,599     $5,140
                                            ========== ========== ========== ========== ===========

Ratio of Earnings to Fixed Charges                3.5        2.0        4.4        3.4        3.3
                                            ========== ========== ========== ========== ===========

(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represents income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense which management believes is representative of the interest component of lease expense.